Media Contact: William H. Galligan, 816-983-1551, bgalligan@kcsouthern.com

KCS Announces David L. Starling as President and COO;
Appointment Will Strengthen KCS’ International Marketing Initiatives

Kansas City, Mo., June 9, 2008 – Kansas City Southern (KCS) (NYSE:KSU) today announced the appointment of David L. Starling as its President and Chief Operating Officer, in a move to further strengthen the company’s growing international marketing initiatives and to take advantage of its increasingly important international rail corridor linking North America to global markets. He will start in his new position at KCS on July 1, 2008. Mr. Starling will also serve as President and CEO of The Kansas City Southern Railway Company. Mr. Starling replaces Arthur Shoener who has resigned from KCS.

Mr. Starling is currently president and director general of the Panama Canal Railway Company (PCRC), a joint venture of Kansas City Southern and Mi-Jack Products, which he has headed up for over 9 years. Mr. Starling will report to Michael R. Haverty, chairman and chief executive officer of KCS.

“I am delighted that Dave is joining our KCS team here in Kansas City,” said Mr. Haverty. “Dave’s extensive experience in Latin America, North America, and in Asia will expand KCS’ marketing and growth opportunities for our increasingly internationally focused company and his 23 years of rail operating experience will help us build on our current operating efficiency.”

“I also want to thank Art Shoener for his service to KCS,” said Haverty. “He has helped KCS build the capital assets that it will need to meet the growing demand for our customer-oriented rail services in the future.”

Mr. Starling has acquired substantial experience in the North American rail industry and in intermodal and global shipping logistics during his career in transportation. Mr. Starling began his railroad career in 1971 with the St. Louis-San Francisco Railroad (the Frisco) and over the next 14 years held various positions in rail operations at the Frisco and later Burlington Northern (BN) when the Frisco was merged into BN.

In 1984, Mr. Starling joined Mi-Jack Products to help create a terminal operating company, In-Terminal Services (ITS) as general manager. Later, Mr. Starling was named vice president of ITS and launched an aggressive marketing strategy resulting in very rapid growth over a four year period.

In 1988, Mr. Starling joined American President Lines (APL) as managing director of stack train operations for the Chicago region and later the Southern region, where he was heavily involved with the implementation of dedicated double stack trains from the Detroit area to Hermosillo, Mexico for Ford, to Monterrey, Mexico for General Motors and to Toluca, Mexico for Chrysler. From 1993 to 1994 he served as managing director of the Philippines for APL and was responsible for all regional functions including financial, legal and governmental relations. In 1995, Mr. Starling became APL’s managing director for Hong Kong/South China region, then later became vice president Central Asia responsible for China, Taiwan and Hong Kong.

In 1999, Mr. Starling relocated to Panama and was named president and director general of the PCRC having responsibility for the reconstruction of the railroad and its subsequent operation. Mr. Starling has led PCRC from an upstart company to a successful operating company serving the world shipping community that operates in Panama. Mr. Starling’s successor at PCRC will be named shortly.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

# # #